                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         ARCHSTONE COMMUNITIES TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                          ARCHSTONE COMMUNITIES TRUST
                           7670 South Chester Street
                           Englewood, Colorado 80112

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held June 16, 1999

To the shareholders:

   The 1999 annual meeting of shareholders of Archstone Communities Trust ("Archstone") will be held on Wednesday, June 16, 1999, at the Hyatt Regency Tech Center, 7800 E. Tufts Avenue, Denver, Colorado, at 10:30 a.m. (Mountain
Time) for the following purposes:

     1. To elect three Class I Trustees to serve until the annual meeting of shareholders in 2002 and until their successors are duly elected and qualify; and

     2. To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.

   Further information regarding the business to be transacted at the meeting is given in the accompanying Proxy Statement.

   Shareholders of record at the close of business on April 20, 1999 are entitled to notice of, and to vote at, the meeting.

   Please help Archstone by promptly marking, dating, signing and returning the enclosed proxy card in the envelope provided for your convenience. If you attend the meeting and decide to vote in person, you may revoke your proxy.

                                          Jeffrey A. Klopf
                                          Secretary

May 14, 1999

                            YOUR VOTE IS IMPORTANT.
                  PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE.

                          ARCHSTONE COMMUNITIES TRUST
                           7670 South Chester Street
                           Englewood, Colorado 80112

                                PROXY STATEMENT
                                      FOR
                      1999 ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held June 16, 1999

                              GENERAL INFORMATION

   This proxy statement is being sent on May 14, 1999, to solicit proxies on behalf of the Board of Trustees (the "Board") of Archstone Communities Trust ("Archstone") to be voted at the Archstone 1999 annual meeting of shareholders to be held on Wednesday, June 16, 1999, and to provide information concerning the use of the proxy and the business to be transacted at the meeting. If a shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy, the proxy holders will vote the common shares of beneficial interest, par value $1.00 per share (the "Common Shares"), represented by the proxy in accordance with the shareholder's specifications. If a shareholder signs and returns a proxy without specifying choices, the proxy holders will vote the Common Shares represented by the proxy in accordance with the recommendations of the Board.

   If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket, which is attached to your proxy card. Beneficial owners whose ownership is registered under another party's name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Secretary, Archstone Communities Trust, 7670 South Chester Street, Englewood, Colorado 80112. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

   Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of Archstone, by delivering to the Secretary of Archstone a duly executed proxy bearing a later date or by attending and voting in person at the meeting.

   Archstone will bear the cost of soliciting the proxies. In addition to solicitation by mail, proxies may be solicited personally, or by telephone, facsimile transmission or other electronic means, by officers or employees of Archstone. Archstone will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and similar parties to forward the solicitation material to the beneficial owners of Common Shares held of record by those persons, and Archstone will, upon request of those record holders, reimburse forwarding charges and expenses.

                     SHARES OUTSTANDING AND VOTE REQUIRED

   At the close of business on April 20, 1999, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were 139,106,790 Common Shares outstanding. Each whole Common Share outstanding on the record date represents one vote, and each fractional Common Share represents its fraction of one vote. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.

   Assuming the existence of a quorum, the affirmative vote of a majority of the Common Shares entitled to vote and represented in person or by proxy at the meeting is required to elect each nominee for Trustee. Representatives of Archstone's transfer agent will assist Archstone in the tabulation of the votes. Abstentions and broker non-votes are counted as Common Shares represented at the meeting for purposes of determining a quorum. An abstention or broker non-vote has the effect of a vote "withheld" with respect to the election of Trustees.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of April 1, 1999, the beneficial ownership of Common Shares for (i) each person known to Archstone to have been the beneficial owner of more than five percent of the outstanding Common Shares, (ii) each Trustee of Archstone, (iii) each Named Executive Officer, who include the Chief Executive Officer and the four other most highly compensated officers of Archstone during 1998, and (iv) all Trustees and executive officers of Archstone as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes, for purposes of calculating the number and percent of Common Shares beneficially owned by a person, that (i) all Cumulative Convertible Series A Preferred Shares of Beneficial Interest, par value $1.00 per share, of Archstone ("Series A Preferred Shares"), beneficially owned by that person have been converted into Common Shares and (ii) all options held by that person which are exercisable within 60 days have been exercised, but that no options or convertible securities held by other persons have been exercised or converted. Fractional Common Shares have been rounded to the nearest whole Common Share in the table below and elsewhere in this Proxy Statement. The address of each Trustee and Named Executive Officer listed below is c/o Archstone Communities Trust, 7670 South Chester Street, Englewood, Colorado 80112.

                                              Number of
                                           Archstone Common     Percentage of
                                                Shares               All
                                             Beneficially      Archstone Common
Name of Beneficial Owner                        Owned               Shares
------------------------                   ----------------    ----------------
Security Capital Group Incorporated.......    54,540,283(1)          39.2%
  125 Lincoln Avenue
  Santa Fe, New Mexico 87501
Wellington Management Company, LLP........    10,849,131(2)           7.8%
  75 State Street
  Boston, MA 02109
James A. Cardwell.........................        37,706(3)             *
Ned S. Holmes.............................        17,554(4)(5)          *
John T. Kelley, III.......................        58,585(3)(6)          *
Calvin K. Kessler.........................        36,285(3)             *
Constance B. Moore........................       117,200                *
James H. Polk, III........................        15,028(3)(7)          *
John M. Richman...........................        14,250(4)             *
John C. Schweitzer........................        94,500(3)(8)          *
R. Scot Sellers...........................       109,272(9)             *
Patrick R. Whelan.........................        88,183                *
Richard A. Banks..........................        38,526                *
J. Lindsay Freeman........................        44,568                *
All Trustees and executive officers as a
 group (32 persons).......................       969,365                *

--------
*  Less than 1%.

(1) These Common Shares are owned of record by SC Realty Incorporated, a wholly owned subsidiary of Security Capital Group Incorporated ("Security Capital").

(2) Information regarding beneficial ownership of Common Shares by Wellington Management Company, LLP, is included herein in reliance on an amendment to
    Schedule 13G, filed with the Securities and Exchange Commission ("SEC") on February 9, 1999. Wellington Management Company, LLP, may be deemed to be the beneficial owner of the Common Shares reported, which are owned by various investment companies. The beneficial ownership reported includes 7,232,600 Common Shares (5.2%) owned by Vanguard/Windsor Funds Inc., which also were reported separately in a Schedule 13G filed with the SEC by Vanguard/Windsor Funds Inc. on February 11, 1999. Wellington Management Company, LLP has shared dispositive power with respect to all Common Shares reported, and such Common Shares were acquired in the ordinary course of business and were not acquired for the purpose, and do not have the effect of, changing or influencing control of Archstone.

(3) Includes for each of Messrs. Cardwell and Kessler beneficial ownership of 10,000 Common Shares, for Messrs. Kelley and Schweitzer beneficial ownership of 8,000 Common Shares and for Mr. Polk beneficial ownership of 2,000 Common Shares, which are issuable upon exercise of options granted under Archstone's 1996 and 1987 Share Option Plans for Outside Trustees. See "Election of Trustees--Trustee Compensation" below.

(4) Includes for each of Messrs. Holmes and Richman beneficial ownership of 3,000 Common Shares which were issued under the former Security Capital Atlantic Incorporated 1996 Share Option Plan for Outside Directors and are exercisable under Archstone's 1996 Share Option Plan for Outside Trustees.

(5) Includes 4,000 Common Shares held by family limited partnerships and 5,554 Common Shares held in trust for Mr. Holmes' children.

(6) Includes 50,585 Common Shares held by Mr. Kelley's family trust.

(7) Includes 1,028 Common Shares held in trust for Mr. Polk's children.

(8) Includes 6,000 Common Shares held by Mr. Schweitzer's spouse; 25,000 Common Shares held by Campbell Capital Ltd.; 10,000 Common Shares held by Mesa Investment Company; and 1,500 Common Shares held by a family trust.

(9) Includes 421 Common Shares held by Mr. Sellers' spouse as her separate property, 718 Common Shares held in trust for Mr. Sellers' children and 449 Common Shares held in Mr. Sellers' IRA.

                             ELECTION OF TRUSTEES
                                 (Proposal 1)

   Effective as of the completion of the merger between Security Capital Pacific Trust ("PTR") and Security Capital Atlantic Incorporated ("Atlantic") in July 1998, Archstone had a classified Board consisting of the following twelve Trustees: James A. Cardwell; Manuel A. Garcia, III; James H. Polk, III; James C. Potts; John T. Kelley, III; Calvin K. Kessler; Constance B. Moore; William G. Myers; Ned S. Holmes; John M. Richman; John C. Schweitzer; and R. Scot Sellers. Messrs. Garcia, Potts and Myers resigned as Trustees on July 15, 1998; January 27, 1999 and February 5, 1999, respectively. The three vacancies on the Board were not filled, and on March 17, 1999, the Board reduced the number of Trustees from twelve to nine. Mr. Schweitzer, formerly a Class III Trustee, has been reclassified as a Class I Trustee.

   The Common Shares represented by the accompanying proxy will be voted to elect the three nominees named below as Class I Trustees, unless a shareholder indicates otherwise on the proxy. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. Messrs. Cardwell, Polk and Schweitzer, if elected, will serve as Class I Trustees until the annual meeting of shareholders in 2002. The Board recommends that shareholders vote FOR the election of each nominee for Trustee.

Nominees

                                                                     Trustee
        Trustee         Age          Business Experience              since
        -------         ---          -------------------           ------------
 James A. Cardwell....   67 Chief Executive Officer of Petro         May 1980
                            Stopping Centers, L.P. (operation of
                            full-service truck stopping centers)
                            and its predecessor since 1975; and
                            Director of El Paso Electric
                            Company.
 James H. Polk, III...   56 Managing Director, SING LTD. Co.       January 1976
                            (operation and ownership of self-
                            storage facilities) since January
                            1998; Managing Director of Security
                            Capital Markets Group Incorporated
                            from August 1992 to June 1997 and
                            President from March 1997 to June
                            1997; affiliated with Archstone from
                            January 1976 to present in various
                            capacities, including Trustee,
                            President and Chief Executive
                            Officer; past President and Trustee
                            of the National Association of Real
                            Estate Investment Trusts, Inc.;
                            Director of M.D. Anderson Hospital,
                            Houston, Texas, and Mortgage West,
                            Santa Fe, New Mexico.
 John C. Schweitzer...   54 Director of Homestead Village           April 1976
                            Incorporated since April 1997;
                            Director of Regency Realty
                            Corporation (ownership and
                            development of infill retail
                            properties throughout the United
                            States) since March 1999; Trustee of
                            Pacific Retail Trust from June 1997
                            to February 1999; President,
                            Westgate Corporation (real estate
                            and investments) since 1979;
                            Managing Partner, Campbell Capital
                            Ltd. (real estate and investments)
                            since 1976; Trustee of Texas
                            Christian University; and Director
                            of Chase Bank of Texas-Austin and
                            KLRU Public Television, Austin,
                            Texas.

Continuing Trustees

   The following persons will continue to hold positions as Trustees:

   Ned S. Holmes--54--Trustee of Archstone since July 1998; Director of Atlantic from May 1994 to July 1998; President and Chief Executive Officer of Laing Properties, Inc. since May 1990; Chairman and President of Parkway Investments/Texas Inc., a Houston-based real estate investment and development company which specializes in residential (apartment and townhouse), commercial (office and warehouse) and subdivision projects since April 1984; Director of Heritage Bank and Commercial Bancshares, Inc.; Chairman of the Port Commission of the Port of Houston Authority; Director of the Institute of International Education and the Houston International Protocol Alliance; and Vice Chairman of Greater Houston Partnership. Mr. Holmes' term as Trustee expires in 2001.

   John T. Kelley, III--58--Trustee of Archstone since January 1988; founding officer and Advisory Trustee of ProLogis Trust (ownership and operation of corporate distribution facilities throughout the United States and Europe) since January 1993; Director of Security Capital since 1990; Director of Regency Realty Corporation since March 1999, prior to which he served as Chairman of the Board of Pacific Retail Trust. Mr. Kelley's term as Trustee expires in 2000.

   Calvin K. Kessler--67--Trustee of Archstone since January 1972; and President and principal shareholder of Kessler Industries, Inc., (manufacturer of furniture and aluminum castings) since 1960. Mr. Kessler's term as Trustee expires in 2000.

   Constance B. Moore--43--Trustee of Archstone since July 1998; Managing Director of the Capital Division of Security Capital since January 1999; Co-Chairman and Chief Operating Officer of Archstone from July 1998 to December 1998, at which time she left Archstone to become a Managing Director of the Capital Division of Security Capital; Director, Co-Chairman and Chief Operating Officer of Atlantic from January 1996 to July 1998; Managing Director of Archstone from May 1994 to December 1995; and Senior Vice President of Security Capital from March 1993 to April 1994. Ms. Moore's term as Trustee expires in 2000.

   John M. Richman--71--Trustee of Archstone since July 1998; Director of Atlantic from September 1996 to July 1998; counsel to the law firm of Wachtell, Lipton, Rosen & Katz from January 1990 to October 1996 and from April 1997 to present; former Chairman and CEO of Kraft Foods; Director, USX Corporation, Stream International Inc., Evanston Northwestern Healthcare, Chicago Council on Foreign Relations and Lyric Opera of Chicago; Trustee of the Chicago Symphony Orchestra, Northwestern University and The Johnson Foundation; retired Director of R.R. Donnelley & Sons Company and served as Acting Chairman and Chief Executive Officer of that company from October 1996 to April 1997; retired Director of BankAmerica Corporation and Bank of America National Trust and Savings Association; and Member, The Business Council and The Commercial Club of Chicago. Mr. Richman's term as Trustee expires in 2001.

   R. Scot Sellers--42--Trustee of Archstone since July 1998; Chairman and Chief Executive Officer of Archstone since December 1998; Co-Chairman and Chief Investment Officer of Archstone from July 1998 to December 1998; President and Chief Executive Officer of Archstone from June 1997 to July 1998; from September 1994 to June 1997, Managing Director of Archstone, where he had overall responsibility for Archstone's investment strategy and implementation; Senior Vice President of Archstone from May 1994 to September 1994; from April 1993 to May 1994, Senior Vice President of Security Capital, where he was responsible for portfolio acquisitions from institutional sources. Mr. Sellers' term as Trustee expires in 2001.

   Security Capital has the right to nominate up to three Trustees, depending on its level of ownership of Common Shares. See "Certain Relationships and Transactions--Security Capital Investor Agreement." Mr. Kelley and Ms. Moore are nominees of Security Capital.

Meetings and Committees

   The Board held five meetings during 1998, including one telephonic meeting. The Audit Committee of the Board, composed of Messrs. Cardwell and Kessler, is responsible for recommending to the Board the appointment of independent auditors, reviewing all recommendations of the auditors with respect to accounting methods and internal controls of Archstone, reviewing and approving non-audit services and reviewing the scope of the audits conducted by the auditors. The Audit Committee held two meetings during 1998.

   Prior to July 30, 1998, the Board had an Investment Committee consisting of Messrs. Kessler, Myers, and Schweitzer. The Investment Committee was responsible for reviewing and approving all asset acquisitions and other investment decisions between meetings of the full Board. On July 30, 1998, the Board established an Executive and Investment Committee, the members of which are Ms. Moore and Messrs. Sellers, Schweitzer, Holmes and Kelley. The Executive and Investment Committee has the responsibility to act on behalf of the entire Board between regular Board meetings to the extent permitted by applicable law; review and make recommendations regarding strategic corporate actions; price securities to be issued by Archstone; and review and approve proposed investments and property dispositions. During 1998, the Investment Committee held nine meetings and the Executive and Investment Committee held fifteen meetings.

   The Board has an Executive Compensation Committee which consisted of Messrs. Kelley and Myers and Mr. C. Ronald Blankenship prior to the merger with Atlantic. Effective July 30, 1998, the Executive Compensation Committee consisted of Messrs. Schweitzer, Myers, Richman, and Polk as voting members and Mr. Sellers and Ms. Moore as nonvoting members. Following Mr. Myers' resignation, Ms. Moore was elected as a voting member. The Executive Compensation Committee reviews and approves Archstone's executive compensation arrangements and plans. The Executive Compensation Committee held two meetings during 1998.

   Archstone has no standing nominating committee.

   During 1998, each Trustee attended at least 75% of the total number of meetings of the Board and the committees on which he or she served, except that Mr. Holmes attended approximately 52% of such meetings.

Trustee Compensation

   During 1998, Trustees who are not employees of Archstone or Security Capital ("Outside Trustees") received an annual retainer of $18,000 and meeting fees of $1,000 for each Board meeting attended in person. Members of the Executive and Investment, Executive Compensation and Audit Committees received an additional $3,000, $2,000 and $1,000 per year, respectively. Members of special committees received an additional $2,000 per year; chairpersons of special committees received an additional $4,000 per year. During 1999, Trustees will receive an annual retainer of $22,000; meeting fees of $1,000 for each Board meeting attended, whether in person or by telephone; and $500 for each committee meeting attended, whether in person or by telephone. The Chairman of any committee of the Board also shall receive $3,000 per year per committee chaired. Both the retainers and meeting fees are paid quarterly. Each Outside Trustee may defer compensation to be received under the Deferred Fee Plan for Outside Trustees for up to ten years from the date it originally was to be received. Trustees who are employees of Archstone or Security Capital are not separately compensated for serving as Trustees. Trustees are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

Outside Trustees Plan

   The purpose of the Outside Trustees Plan is to enable the Outside Trustees of Archstone to increase their ownership of Archstone and thereby increase the alignment of their interests with those of Archstone's other shareholders. The Outside Trustees Plan provides for grants of options to purchase Common Shares. The Secretary of Archstone (the "Administrator") administers the Outside Trustees Plan.

   The number of Common Shares reserved for issuance upon exercise of options granted under the Outside Trustees Plan is 200,000. On the date of each annual meeting of shareholders of Archstone beginning in 1999 through and including 2006, each Outside Trustee serving on that date will be granted an option to purchase 5,000 Common Shares at an exercise price equal to the average of the highest and lowest sales price of the Common Shares on the New York Stock Exchange ("NYSE") on that date. The options vest at the rate of 25% per year on each anniversary of the date of the award for the four succeeding years after the award. In the event of changes in the outstanding Common Shares, the Administrator may make appropriate adjustments to the aggregate number of Common Shares available under the Outside Trustees Plan and the terms of the options for Common Shares subject to the Outside Trustees Plan. The Outside Trustees are credited with dividend equivalent units with respect to the options provided under the Outside Trustees Plan. The dividend equivalent units credited equal the number of options held by the Outside Trustee, multiplied by the excess between the average annual dividend yield on the Common Shares and the average annual dividend yield for the Standard & Poor's 500 Stock Index. The dividend equivalent units are credited annually in December of each year. Dividend equivalent units are credited in Common Shares on the basis of one Common Share per dividend equivalent unit. The payment of all awards under the Outside Trustees Plan may be deferred at the option of the Outside Trustee.

   Prior to 1999, each Outside Trustee received an option to purchase 2,000 Common Shares at an exercise price equal to the closing price of the Common Shares on the NYSE on the date of the award. Those options vested upon award and did not have dividend equivalent units awarded with them.

                            EXECUTIVE COMPENSATION

   The following table presents the compensation for 1998, 1997 and 1996 paid to the Chief Executive Officer and the four other most highly compensated executive officers of Archstone (the "Named Executive Officers"). All compensation for 1996 for Mr. Sellers and Mr. Whelan was paid by Security Capital. During 1996 and through September 1997, Mr. Sellers and Mr. Whelan were employees of Security Capital Pacific Incorporated, the REIT manager for Archstone's predecessor (the "REIT Manager"). Prior to July 1998, Ms. Moore and Mr. Freeman were employed by Atlantic or the REIT manager for Atlantic.

             Annual Compensation                         Long-Term Compensation
----------------------------------------------- -----------------------------------------
                                    Archstone                  Shares of
                                  Common Shares             Security Capital
                                   Underlying   Restricted   Class A Common   All Other
Named and         Salary   Bonus  Stock Options   Stock     Stock Underlying Compensation
Position     Year   ($)     ($)      (#)(1)     Awards (#)    Options (#)       ($)(2)
---------    ---- ------   -----  ------------- ----------  ---------------- ------------
R. Scot
 Sellers
 (3).......  1998 250,000 602,000    187,353      64,198(4)         51(5)       15,734
 Chairman
  and        1997 250,000 350,000    194,899         --          1,108(6)        4,221
 Chief
  Executive
  Officer    1996 214,800 236,000        --          --            658(6)          270

Constance
 B. Moore
 (7).......  1998 115,000 247,500     19,452         --            --           11,621
 Co-
  Chairman
  and        1997     --      --         --          --            406(6)          --
 Chief
  Operating
  Officer    1996     --      --         --          --            571(6)          --

Patrick R.
 Whelan
 (3).......  1998 225,000 377,000     68,909      20,397(8)        --           15,174
 Chief
  Operating  1997 205,385 270,000    183,567         --            281(6)        3,969
 Officer     1996 190,000 150,000        --          --            395(6)          216

Richard A.
 Banks (9).  1998 197,692 205,725     26,972      18,130(8)        --            7,948
 Managing
  Director,  1997  74,667  65,000     95,182         --            --            1,715
 West
  Region     1996     --      --         --          --            --              --

J. Lindsay
 Freeman
 (10)......  1998  97,500  82,500     34,266         --            --            5,352
 Managing
  Director,  1997     --      --         --          --            197(6)          --
 East
  Region     1996     --      --         --          --            395(6)          --

--------
 (1) The recipients of the options awarded in 1998 are credited with dividend equivalent units with those options. The options awarded in 1997 that are credited with dividend equivalent units are as follows: Mr. Sellers, 13,597 options; Mr. Whelan, 11,331 options; and Mr. Banks, 18,130 options. See "--Long-Term Incentive Plan."

 (2) Includes contributions made by Archstone in 1998 under its 401(k) Savings Plan and the Non-Qualified Savings Plan, and the dollar value of insurance premiums paid by Archstone with respect to term life insurance for the benefit of the Named Executive Officer, and imputed interest income, if any, deemed incurred on loans made by Archstone for the purchase of Common Shares under the share purchase program of the 1997 Long-Term Incentive Plan, having an interest rate lower than the rate mandated by the Internal Revenue Service. The interest rate under each loan is 6% and the mandated rate is 6.55%. Beginning in 1998, Archstone has matched up to 50% of the first 6% of compensation contributed by the employee under the 401(k) Savings Plan.

 (3) In December 1998, Mr. Sellers was elected Chairman and Chief Executive Officer and Mr. Whelan was elected Chief Operating Officer.

 (4) The amount shown represents an award of restricted share units made by Archstone to Mr. Sellers in December 1998 under the 1997 Long-Term Incentive Plan. The restricted share units vest for the number of Common Shares indicated at a rate of 25% per year in December of each of the four years 1999 through 2002 that Mr. Sellers is employed by Archstone. All restricted share units will vest earlier in the event of Mr. Sellers' disability or death, or upon termination of his employment due to a Change in Control of Archstone (as defined by Mr. Sellers' restricted share award agreement). The restricted share units, awarded to Mr. Sellers at a share price of $20.25, were valued at $1,300,000 on the date of grant. Mr. Sellers also is credited with dividend equivalent units in connection with these restricted shares. See "--Long-Term Incentive Plan".

 (5) These options to acquire shares of Security Capital's Class A Common Stock, par value $.01 per share (the "Class A Common Stock") were awarded by Security Capital under Security Capital's 1991 and 1992 option plans. These options were issued to replace options surrendered by Mr. Sellers to cover tax payment obligations arising from a previous exercise of options for Class A Common Stock.

 (6) These options to acquire shares of Class A Common Stock were awarded by Security Capital under Security Capital's 1995 option plan. These options were awarded to Mr. Sellers and Mr. Whelan as employees of the REIT Manager, and Ms. Moore and Mr. Freeman as employees of the REIT manager for Atlantic.

 (7) Ms. Moore joined Archstone on July 7, 1998 upon the merger of Archstone and Atlantic, and her compensation information reflects only the portion of 1998 during which she was an officer of Archstone. If Ms. Moore's compensation were annualized, she would have been one of Archstone's five most highly compensated executive officers. Ms. Moore resigned in December 1998 from her position as Co-Chairman and Chief Operating Officer, but she remains a Trustee.

 (8) The amounts shown represent awards of restricted share units made by Archstone as part of a key employee retention program initiated prior to the merger with Atlantic in June 1998 under the 1997 Long-Term Incentive Plan. The Restricted share units vest for the number of Common Shares indicated at a rate of 20% per year on December 31 of each of the five years 1998 through 2002 that the grantee is employed by Archstone. All restricted share units will vest earlier in the event of the grantee's disability or death, or upon termination of his employment due to a Change in Control of Archstone (as defined by the grantee's restricted share unit award agreement). The restricted share units, awarded to Messrs. Whelan and Banks at a share price of $22.0625, were valued on the date of grant as follows: Mr. Whelan, $450,000 and Mr. Banks, $400,000. Dividend equivalent units are credited in connection with the restricted shares awarded. See "--Long-Term Incentive Plan."

 (9) Mr. Banks joined Archstone on September 18, 1997 and his compensation information reflects the portion of 1997 during which he was an officer of Archstone.

(10) Mr. Freeman joined Archstone on July 7, 1998 upon the merger of Archstone and Atlantic, and his compensation information reflects only the portion of 1998 during which he was an officer of Archstone. If Mr. Freeman's compensation were annualized, he would be one of Archstone's five most highly compensated executive officers.

Option Grants in 1998

   During 1998, options for 1,586,518 Common Shares were granted to 186 key employees and officers of Archstone.

   The following table sets forth certain information with respect to individual grants of options to each of the Named Executive Officers:

                                  Archstone Common Share
           ------------------------------------------------------------------------
                                    Individual Grants
           ------------------------------------------------------------------------
           Common Shares  Percent of
            Underlying   Total Options  Exercise
              Options     Granted to       or
              Granted    Employees in  Base Price   Expiration   Grant Date Present
Name          (#)(1)         1998      ($/share)       Date        Value ($) (2)
----       ------------- ------------- ----------   ----------   ------------------
R. Scot
 Sellers
 (3)           19,452                   20.5625       8/10/08          56,397
              167,901                     20.25      12/14/08         479,408
              -------                                                 -------
              187,353        11.81                                    535,805

Constance
 B. Moore      19,452(4)      1.23      20.5625(4)   12/31/98(4)       56,397

Patrick
 R.
 Whelan        14,589                   20.5625       8/10/08          42,298
               54,320                     20.25      12/14/08         155,100
              -------                                                 -------
               68,909         4.34                                    197,398

Richard
 A. Banks      12,158                   20.5625       8/10/08          35,250
               14,814                     20.25      12/14/08          42,298
              -------                                                 -------
               26,972         1.70                                     77,548
J.
 Lindsay
 Freeman       19,452                   20.5625       8/10/08          56,397
               14,814                     20.25      12/14/08          42,298
              -------                                                 -------
               34,266         2.16                                     98,695

--------
(1) These options become exercisable in one-fourth increments on the first, second, third and fourth anniversaries of the date of grant (August 10, 1998 and December 14, 1998), except that such options may be exercised earlier in the event of the optionee's retirement, disability or death, or upon termination of an optionee's employment due to a change in control of Archstone. As described under "--Long-Term Incentive Plan," the options granted to the Named Executive Officers in 1998 have dividend equivalent units.

(2) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: an expected option life of
    6.74 years; a risk-free interest rate of

  4.74%; an expected dividend yield of 6.43%; and expected volatility of 25.44%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model.

(3) Mr. Sellers also was awarded by Security Capital options to purchase 51 shares of Class A Common Stock under Security Capital's 1991 and 1992 option plans. The options for Class A Common Stock were issued to replace options surrendered by Mr. Sellers to cover tax payment obligations arising from a previous exercise of options for shares of Class A Common Stock. The options for Class A Common Stock represented .58% of all options for Class A Common Stock granted to employees of Security Capital and its affiliates during 1998. The exercise price of each option is $945 per share. The options vested on March 11, 1999, and terminate on December 31, 1999. The present value of the options on the grant date was $10,463, based upon the Black-Scholes option pricing model, assuming a risk-free interest rate of 4.62%, an expected option life of 1.3 years, no expected dividends and expected volatility of 43.29%.

(4) On August 10, 1998, Ms. Moore was awarded 19,452 options bearing matching dividend equivalent units at a price of $20.5625, with an original expiration date of August 10, 2008; however, the options expired unexercised on December 31, 1998, the effective date of Ms. Moore's resignation and transfer to Security Capital.

Option Exercises in 1998 and Year-End Option Values

   None of the Named Executive Officers exercised any options for Common Shares during 1998. The following table sets forth certain information concerning the year-end value of unexercised options owned by the Named Executive Officers.

                                   Archstone Common Shares                 Shares of Security Capital Class A Common Stock
                                   -----------------------                 -----------------------------------------------
                       Securities Underlying   Value of Unexercised in-    Securities Underlying   Value of Unexercised in-
                      Unexercised Options at     the-Money Options at     Unexercised Options at     the-Money Options at
                            Year-End(#)             Year-End($) (1)             Year-End(#)             Year-End($) (2)
                      ----------------------   ------------------------   ----------------------   ------------------------
       Name          Exercisable Unexercisable Exercisable Unexercisable Exercisable Unexercisable Exercisable Unexercisable
       ----          ----------- ------------- ----------- ------------- ----------- ------------- ----------- -------------
R. Scot Sellers (3)      --         382,252        --           --          1,927        2,634       524,688      135,241
Constance B. Moore       --         211,094(4)     --           --          1,638        1,820       442,174      136,520
Patrick R. Whelan        --         252,476        --           --          1,509          940       331,078          --
Richard A. Banks         --         122,154        --           --            --           --            --           --
J. Lindsay Freeman       --         131,224(5)     --           --          1,319        1,165       393,915      129,608

--------
(1) Based on the December 31, 1998 NYSE closing price of $20.25 per Archstone Common Share.

(2) Based on the December 31, 1998 NYSE closing price of $660 per share of Security Capital Class A Common Stock.

(3) On August 28, 1998, Mr. Sellers exercised options to purchase 263 shares of Class A Common Stock in amounts and at exercise prices as follows: 41 shares at $123.07; 85 shares at $1,046 and 137 shares at $227. Based on the $1,075 closing price of the Class A Common Stock on that date, Mr. Sellers realized a pre-tax gain of $157,613.

(4) Includes 19,452 options awarded under the 1997 Long-Term Incentive Plan, and 191,642 options awarded under the former Atlantic long-term incentive plan. Ms. Moore's Archstone options expired unexercised on December 31, 1998, the effective date of her resignation as Co-Chairman and Chief Operating Officer of Archstone.

(5) Includes 34,266 options awarded under the 1997 Long-Term Incentive Plan, and 96,958 options awarded under the former Atlantic long-term incentive plan.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

   Archstone has not entered into any employment contracts with any Named Executive Officer and there currently are no plans or arrangements by which any of those executive officers will be compensated as a result of the officer's resignation or retirement or any other termination of the officer's employment with Archstone or in connection with a change in control of Archstone, except that if a change in control, as that term is defined in the Archstone 1997 Long-Term Incentive Plan, occurs and the employment with Archstone of such person is terminated for reasons other than cause, option awards granted under the 1997 Long-Term Incentive Plan will become immediately exercisable and all restricted share units will immediately vest.

Long-Term Incentive Plan

 General

   The Archstone 1997 Long Term Incentive Plan (the "Incentive Plan") authorizes the establishment of one or more option programs and share purchase programs and the award of share grants. No more than 8,650,000 Common Shares in the aggregate may be awarded under the Incentive Plan and no individual may be granted awards with respect to more than 500,000 Common Shares in any one-year period. The Executive Compensation Committee administers the Incentive Plan. Subject to the terms of the Incentive Plan, the Executive Compensation Committee determines which employees will be eligible to receive awards under the Incentive Plan, and the amount, price, timing and other terms and conditions applicable to those awards. Non-employee Trustees are not eligible to participate in the Incentive Plan. All employees of Archstone or any of its subsidiaries are eligible to participate in the Incentive Plan. In the event of certain transactions affecting the type or number of outstanding shares, the number of shares subject to the Incentive Plan, the number or type of shares subject to outstanding awards and the exercise price thereof may be appropriately adjusted.

Options

   Options become exercisable in accordance with the terms established by the Executive Compensation Committee, which may include conditions relating to completion of a specified period of service or achievement of performance standards or such other criteria as the Executive Compensation Committee deems appropriate. Options expire on the date determined by the Executive Compensation Committee which shall not be later than the tenth anniversary of the grant date. The Incentive Plan provides generally that participants who are awarded options will also be credited with dividend equivalent units with respect to the options. Dividend equivalent units credited to options are awarded annually at the end of each year and represent the number of options held multiplied by the excess between the average annual dividend yield on Common Shares and the average annual dividend yield for the Standard & Poor's 500 Stock Index. Each dividend equivalent unit accumulates additional dividend equivalent units on an annual basis. The dividend equivalent units will be subject to the same vesting schedule as the options and will be payable when the options are exercised, unless the participant elects to defer receipt, or the options expire. All dividend equivalent units are paid in the form of Common Shares at the rate of one Common Share per dividend equivalent unit.

Restricted Share Units

   The Executive Compensation Committee may also award restricted share units. Each restricted share unit awarded represents one Common Share as of the date of the award. Outstanding restricted share units are generally credited with dividend equivalent units at the end of each year. Such dividend equivalent units are equal to the average annual dividend yield per Common Share multiplied by the number of restricted share units held. Each dividend equivalent unit accumulates additional dividend equivalent units on an annual basis. Restricted share units vest in accordance with the terms established by the Executive Compensation Committee.

Performance Awards

   The Incentive Plan provides that the Executive Compensation Committee may award participants performance stock, the distribution of which is subject to achievement of performance objectives. The number of shares and the performance measures and periods shall be established by the Executive Compensation Committee at the time the award is made.

Share Purchase Program

   The Incentive Plan permits the Executive Compensation Committee to allow officers and employees to purchase Common Shares with, at the Executive Compensation Committee's discretion, matching options or shares for each share purchased. The Executive Compensation Committee also sets other terms and restrictions governing the share purchases.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Executive Compensation Committee is responsible for acting on behalf of the Board with respect to (i) general compensation and benefits practices of Archstone, (ii) review and approval of salaries and other compensation actions for Archstone's Chief Executive Officer, the other Named Executive Officers and other senior executive officers, and (iii) adopting, administering and approving awards under annual and long-term incentive compensation plans. None of the voting members of the Executive Compensation Committee are officers or employees of Archstone.

Compensation Philosophy

   The Executive Compensation Committee is committed to a compensation philosophy which rewards employees on the basis of Archstone's success in attaining corporate financial objectives as well as on the basis of the employees' success in attaining individual financial and qualitative performance objectives. Archstone's compensation program is designed to:

  .  Attract, reward and retain highly qualified executives.
  .  Align shareholder and employee interests.
  .  Reward long-term career contributions to Archstone.
  . Emphasize the variable portion of total compensation (cash and stock) as an individual's level of responsibility increases.
  . Provide fully competitive compensation opportunities consistent with performance.
  .  Encourage teamwork.

   During 1998, the Executive Compensation Committee conducted a full review of Archstone's executive compensation programs with primary focus on the compensation of the Chief Executive Officer. This review included a comprehensive report from independent compensation consultants assessing the effectiveness of the programs and relative competitiveness versus identified comparable companies of similar size and business characteristics to Archstone. This group of comparable companies included companies from the real estate investment trust marketplace with a residential focus and represents the most direct competitors for executive talent. Key findings from this review were discussed extensively with senior management and the Executive Compensation Committee. Their impact on compensation philosophy and practices for 1999 are outlined below by element.

Key Elements of Compensation

   The key elements of Archstone's executive compensation program consist of base salary, annual bonus and long-term incentives. As an executive's level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual's compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive's role and relative impact on business results consistent with Archstone's variable pay-for-performance philosophy.

Base Salary

   Base salaries for senior executives are based on an overall assessment of the executive's responsibilities and contribution to Archstone. Before 1999, base salaries were reviewed every two years. Beginning in 1999, base salaries will be reviewed annually. A key finding of the 1998 compensation review showed that salaries were below comparable market benchmarks for certain Named Executive Officers. Base salaries effective for 1999 will be positioned at mid-market levels consistent with the overall responsibilities of the position and the performance and experience of the individual.

Annual Bonus

   Archstone's senior executives are eligible for annual cash bonus awards based on Archstone, business unit and individual performance during the prior year. Historically, individual bonus awards have been paid in amounts which achieve a targeted level of competitive total cash compensation (base salary and annual bonus) consistent with performance. A key finding of the 1998 compensation review showed that target bonus levels for senior executives (expressed as a percentage of an executive's base salary) were below target bonus levels for similar positions in comparable companies. For 1999, target bonus levels will be reviewed and adjusted as needed.

   Annual performance goals will be established by the Executive Compensation Committee at the beginning of each fiscal year for the Named Executive Officers. Specifically, the Executive Compensation Committee will consider performance based on financial measures such as funds from operations, same-store net operating income and total shareholder returns, both absolute and relative to comparable companies, as well as more qualitative measures for each individual.

   Performance versus these criteria will determine individual awards with 100% achievement resulting in payment of the target award. Awards for performance below and above this level of achievement will be at the discretion of the Executive Compensation Committee. Additionally, awards earned under the program may be further adjusted up or down at the discretion of the Executive Compensation Committee based on the quality of the results, extraordinary circumstances, and other factors that the Executive Compensation Committee deems relevant.

Long-Term Stock Incentives

   Long-term stock incentives are designed to foster significant ownership of Common Shares, promote a close identity of interests between Archstone senior executives and shareholders, and motivate and reward long-term strategic management and enhancement of shareholder value.

   Non-qualified stock options have been the primary long-term incentive form and constitute a major component of senior executive compensation. Option awards generally reflect the executive's level of responsibility and impact on the long-term success of Archstone. Additionally, consideration is given to an executive's potential for future responsibility and impact. The number of shares covered by annual grants generally reflects competitive industry practices. Stock options awarded in 1998 were granted with an exercise price equal to the market price on the date of grant and vest ratably over four years.

   In order to promote long-term retention of critical executives and promote the growth of shareholder value, restricted share units were granted to the Chief Executive Officer in December 1998, and on a selected basis to key executives critical to the long-term success of Archstone in June 1998. The June 1998 awards will vest ratably so long as the recipients remain employees of Archstone on December 31 of each of 1998 through 2002. The December 1998 award will vest ratably so long as the Chief Executive Officer remains an employee of Archstone on December 14 of 1999 through 2002.

   It was determined in the course of the 1998 compensation review that Archstone's long-term incentive programs are effective and generally competitive with market practices for most senior executives. For certain Named Executive Officers however, grants made over the prior three years placed their long-term incentive opportunity below that of similar positions in comparable companies. Long-term incentive opportunities for these individuals will be adjusted to mid-market levels relative to the defined competitive market and consistent with individual and Archstone performance.

   The Executive Compensation Committee believes long-term incentives are integral in motivating senior executives to achieve Archstone's long-range goals and enhance shareholder value. The Executive Compensation Committee intends to continue to emphasize this element of the compensation package.

Chief Executive Officer Compensation

   The Executive Compensation Committee meets annually without the Chief Executive Officer present to evaluate the Chief Executive Officer's performance and to determine the Chief Executive Officer's compensation. In considering Mr. Sellers' compensation, the Executive Compensation Committee considers his principal responsibilities, which are to provide the overall vision and strategic direction for Archstone, to attract and retain highly qualified employees and to develop and maintain key capital relationships for Archstone.

   Mr. Sellers' salary of $250,000, which became effective January 1, 1997, was increased in 1999 to $400,000. Based on the market compensation study conducted by outside consultants in 1998, it was determined that Mr. Sellers' base salary was significantly below competitive base salary levels of other chief executive officers in companies of comparable size and business profile.

   In determining Mr. Sellers' 1998 annual bonus and long-term incentive award, the Executive Compensation Committee reviewed the overall performance of Archstone and Mr. Sellers' individual performance. During 1998, Archstone achieved several important objectives which the Executive Compensation Committee believed Mr. Sellers was instrumental in achieving:

  . Improved funds from operations 14% to $1.79 per share in 1998 versus $1.57 in 1997.
  . Managed Archstone's balance sheet to preserve significant financial flexibility for investment opportunities in 1999.
  . Commenced construction on $429.4 million of development communities and completed construction on $324.7 million of development communities in 1998, while maintaining strong performance in Archstone's existing operating communities.
  . Established the foundation for new technology initiatives that will be fully implemented in 1999.
  . Successfully integrated PTR and Atlantic into a strong, efficient national organization now known as Archstone.

   In view of these accomplishments, the Executive Compensation Committee awarded Mr. Sellers an annual bonus award of $600,000 for 1998. Additionally, the Executive Compensation Committee granted Mr. Sellers stock options to acquire 187,353 Common Shares. Restricted stock units for 64,198 Common Shares were awarded to Mr. Sellers as the last component of the key executive retention grants made in 1998. The Executive Compensation Committee has determined that the combination of the annual bonus award and share grants, in addition to base salary, would place Mr. Sellers' total compensation at approximate mid-market levels versus the comparable companies.

Section 162(m)

   The Executive Compensation Committee is aware of the limitations imposed by
Section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although Archstone's plans are designed to relate compensation to performance, certain elements of the plans may not meet the tax law's requirements because they allow the Executive Compensation Committee to exercise discretion in setting compensation. The Executive Compensation Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Executive Compensation Committee will continue to monitor the requirements of the Internal Revenue Code to determine what actions, if any, should be taken with respect to Section 162(m).

   This report is submitted by the members of the Executive Compensation
Committee: John C. Schweitzer, Chairman, John M. Richman, James H. Polk, III, and Constance B. Moore.

                               PERFORMANCE GRAPH

   Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Common Shares against the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the NAREIT Equity REIT Index for the five-year period commencing December 31, 1993 and ended December 31, 1998. The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

                    Comparison of Cumulative Total Return(1)
  Archstone Common Shares, S&P Composite-500 Stock Index & NAREIT Equity REIT
                                     Index

                        [Performance Graph Appears Here]

                          December 31, December 31, December 31, December 31, December 31, December 31,
                              1993         1994         1995         1996         1997         1998
                          ------------ ------------ ------------ ------------ ------------ ------------
Archstone                   $100.00      $ 95.01      $111.09      $158.51      $181.87      $161.19
S&P 500                      100.00       101.32       139.39       171.40       228.58       293.91
NAREIT Equity REIT Index     100.00       103.17       118.92       160.86       193.45       159.59

(1) Assumes that the value of the investment in Common Shares and each index was $100.00 on December 31, 1993 and that all dividends were reinvested. For purposes of calculating total return on the Common Shares, (i) the Homestead Distribution described below in "Certain Relationships and Transactions-- Homestead Transactions" was valued based on the closing prices of the securities distributed on the American Stock Exchange on November 12, 1996, the date of the distribution; and (ii) the warrant issuance described below in "Certain Relationships and Transactions--Acquisition of Management Companies" was valued based on the closing price of the warrants distributed on the NYSE on September 18, 1997, the date the warrants were issued to the distribution agent.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

Homestead Transactions

   In October 1996, PTR and Atlantic and Security Capital sold, through a series of merger transactions, all of their respective assets relating to Homestead Village(R) properties to Homestead Village Incorporated ("Homestead"), and PTR and Atlantic entered into funding commitment agreements. The transaction resulted in PTR owning shares of Homestead common stock and warrants to purchase shares of Homestead common stock at $10.00 per share, and providing $84.5 million in convertible secured debt to Homestead. PTR distributed the Homestead common stock and warrants which it received to its shareholders pro rata in November 1996.

   Pursuant to a funding commitment agreement entered into upon the formation of Homestead, PTR agreed to make mortgage loans to Homestead of up to $198.8 million. Archstone has fully funded its commitment and has received convertible mortgage notes to evidence fundings under the funding commitment agreement in stated amounts of $221.3 million. Each mortgage note issued by Homestead pursuant to the funding commitment agreement is convertible into shares of Homestead common stock on the basis of one share of Homestead common stock for every $11.50 of principal outstanding on the mortgage loan. Interest on the mortgage notes accrues at the rate of 9% per annum on the unpaid principal balance, payable every six months. The mortgage notes are scheduled to mature on October 31, 2006, and are not callable until October 27, 2001. The notes issued to Archstone are secured by mortgages on certain properties of Homestead. Homestead paid Archstone $22.9 million, calculated in accordance with generally accepted accounting principles ($21.0 million for purposes of calculating funds from operations), in interest payments under the mortgage notes during 1998.

   In July 1998 prior to Atlantic's merger with and into Archstone, Atlantic and Homestead entered into a mortgage loan purchase agreement with Merrill Lynch Mortgage Capital Inc. ("MLMC") under which the $98 million of Homestead convertible mortgage notes held by Atlantic were modified to, among other things, eliminate their convertibility feature in exchange for a payment of $21.4 million from Homestead to Atlantic. The amount paid to Atlantic was based on trailing market prices of Homestead common stock at the time the agreement was entered into, which exceeded the conversion price of the convertible mortgage notes at that date. Homestead funded the payment with the proceeds received from the sale of $24 million of 7.5% convertible subordinated debentures. Also pursuant to the mortgage loan purchase agreement Atlantic sold such amended note to MLMC for $98 million, resulting in a total payment of $119.4 million to Atlantic for the mortgages.

Protection of Business Agreement

   Archstone and Homestead are parties to a Protection of Business Agreement, dated as of October 17, 1996 (the "Protection of Business Agreement"), which prohibits Archstone and its affiliates from engaging, directly or indirectly, in the extended-stay lodging business except through Homestead and its subsidiaries. The Protection of Business Agreement also prohibits Homestead from directly or indirectly engaging in the ownership, operation, development, management or leasing of multifamily properties. The Protection of Business Agreement does not prohibit Archstone from: (i) owning securities of Homestead; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as it does not actively participate in the business of that person; (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties; and (iv) owning securities of another person primarily engaged in a business other than owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not that person owns, operates, develops, manages or leases extended-stay lodging properties. The Protection of Business Agreement does not prohibit Homestead from: (i) owning securities of Archstone or Security Capital; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden-style multifamily properties; and (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing garden-style multifamily properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties. The Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from Archstone, or Security Capital or any of their respective affiliates), by any person (or group of associated persons acting in concert), other than Archstone or Security Capital or their respective affiliates, of 25% or more of the outstanding voting stock of Homestead, without the prior written consent of Homestead's board of directors. Subject to earlier termination pursuant to the preceding sentence, the Protection of Business Agreement will terminate on October 17, 2006.

Homestead Investor Agreement

   Archstone and Homestead are parties to an investor and registration rights agreement (the "Archstone Investor Agreement") pursuant to which Archstone is entitled to designate one person for nomination to the Homestead board of directors for so long as Archstone has the right to convert into Common Shares in excess of $20 million in principal amount of loans made pursuant to its funding commitment agreement. Archstone's nominee may, but need not, be one of the persons nominated by Security Capital pursuant to Security Capital's investor agreement with Homestead. In addition, Homestead has granted to Archstone registration rights with respect to the distribution of all of the shares of Homestead common stock issuable upon conversion of the convertible mortgage notes. Archstone may request three registrations pursuant to Rule 415 promulgated under the Securities Exchange Act of 1934 (the "Securities Act"), of all shares of Homestead common stock issued or issuable upon conversion of the convertible mortgage notes. That registration, except for the fees and disbursements of counsel to Archstone, will be at the expense of Homestead.

Acquisition of Management Companies

   In September 1997, PTR acquired the REIT Manager and certain other entities and PTR became an internally managed REIT. As part of the transaction, PTR issued to Security Capital 3,295,533 Common Shares valued at approximately $75.8 million. Concurrently with the proxy solicitation seeking approval of the acquisition of the REIT Manager and other entities, PTR in a rights offering sold and issued Common Shares at a price of $21.8125 per Common Share. In addition, Security Capital issued warrants to purchase 3,644,430 shares of Security Capital's Class B common stock pro rata directly to holders of Common Shares. The warrants expired on September 18, 1998.

The 1998 Merger

   In July 1998, Atlantic merged with and into PTR with PTR continuing as the surviving entity under the name Archstone Communities Trust. Upon consummation of the merger each outstanding share of Atlantic common stock was converted into the right to receive one Common Share, and each outstanding share of Atlantic Series A Preferred Stock was converted into the right to receive one Archstone Series C Preferred Share. Prior to the merger approximately 47.7 million shares of Atlantic common stock, 2.0 million shares of Atlantic Series A Preferred Stock and approximately 95 million Common Shares were outstanding. Security Capital held approximately 23.8 million shares of Atlantic common stock, representing 49.9% of such outstanding shares, and held approximately
30.6 million Common Shares, representing 32.3% of such outstanding shares. On April 1, 1998, at the time Atlantic and PTR agreed to merge, Security Capital agreed to vote its Atlantic common stock and its Common Shares in favor of the merger. The merger was completed in July 1998 and Security Capital continues to be Archstone's largest shareholder.

Security Capital Investor Agreement

   Archstone and Security Capital are parties to a Third Amended and Restated Investor Agreement (the "Investor Agreement"). The Investor Agreement provides that, without first having consulted with the nominees to the Board of Security Capital designated in writing, Archstone may not seek Board approval of (i) Archstone's annual budget; (ii) incurring expenses in any year exceeding (a) any line item in the annual budget by the greater of $1,000,000 or 20% and (b) the total expenses set forth in the annual budget by 15%; (iii) the acquisition or sale of any assets in any single transaction or series of related transactions in the ordinary course of Archstone's business where the aggregate purchase price paid or received by Archstone exceeds $50 million; and (iv) entering into any new contract with a service provider (a) for investment management, property management or leasing services or (b) which reasonably contemplates annual contract payments by Archstone in excess of $2 million. Archstone is under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

   Additionally, so long as Security Capital beneficially owns at least 25% of the Common Shares, Security Capital has the right to approve the following matters proposed by Archstone: (i) the issuance or sale of any Common Shares (including the grant of any rights, options or warrants to subscribe for or purchase Common Shares or any security convertible into or exchangeable for Common Shares or the issuance or sale of any security convertible into or exchangeable for Common Shares), at a price per share less than the fair market value of a Common Share on the date of that issuance or sale; (ii) the issuance and sale of any disqualified shares (as defined) if, as a result thereof, Archstone's Fixed Charge Coverage Ratio (as defined) would be less than 1.4 to 1.0; (iii) the adoption of any employee benefit plan pursuant to which shares of Archstone or any securities convertible into shares of Archstone may be issued and any action with respect to the compensation of the senior officers of Archstone (including the granting or award of any bonuses or share-based incentive awards); and (iv) the incurrence of any additional indebtedness (including guarantees and including renegotiations and restructurings of existing indebtedness) if, as a result thereof, Archstone's Interest Expense Coverage Ratio (as defined) would be less than 2.0 to 1.0. The restriction referred to in clause (i) above does not apply to (A) the sale or grant of any options to purchase shares of Archstone pursuant to the provisions of any benefit plan approved by the shareholders of Archstone, (B) the issuance or sale of shares of Archstone upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange of any convertible or exchangeable security issued or sold, prior to the date of the Investor Agreement or in accordance with the provisions of the Investor Agreement, (C) the issuance and sale of any shares of Archstone pursuant to any dividend reinvestment and share purchase plan approved by the Board or (D) the issuance, grant or distribution of rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase shares of Archstone or securities convertible into or exercisable for shares of Archstone.

   The Investor Agreement also provides that, so long as Security Capital owns at least 10% of the outstanding Common Shares, Archstone may not increase the number of persons serving on the Board to more than twelve. Security Capital also is entitled to designate one or more persons to be nominated for election to the Board, as follows: (i) so long as Security Capital owns at least 10% but less than 25% of the outstanding Common Shares, it is entitled to nominate one person; and (ii) so long as Security Capital owns at least 25% of the outstanding Common Shares, it is entitled to nominate that number of persons as bears approximately the same ratio to the total number of members of the Board as the number of Common Shares beneficially owned by Security Capital bears to the total number of outstanding Common Shares.

   In addition, the Investor Agreement provides Security Capital with registration rights pursuant to which, in certain specified circumstances, Security Capital is permitted to request, at any time, registration of all of Security Capital's Common Shares pursuant to Rule 415 under the Securities Act. Security Capital is permitted to request one registration for every $100 million (based on market value) of Common Shares it owns.

   The agreement also restricts Security Capital (or a group of which it is a member) from acquiring in excess of 49% of the Common Shares subject to certain exceptions.

Administrative Services Agreement

   Archstone and Security Capital entered into an Administrative Services Agreement (the "Administrative Services Agreement"), pursuant to which Security Capital provides Archstone with certain administrative and other services with respect to certain aspects of Archstone's business, as selected from time to time by Archstone at its option. These services include, but are not limited to, payroll administration services, cash management and accounts payable services, data processing services, research, insurance administration and some legal services. Prior to 1999, the fees payable to Security Capital were equal to Security Capital's direct cost of providing those services, plus 20%. Effective January 1, 1999, the fee arrangement was revised to provide for the payment of Archstone's specific usage at fixed rates per unit for each service provided. This new billing arrangement is designed to provide Archstone with more control over charges incurred under the Administrative Services Agreement. Archstone incurred $6.5 million for services rendered in 1998, and $7.9 million on a combined basis including amounts incurred by Atlantic in 1998 prior to its merger with and into Archstone. Management anticipates incurring approximately $5.5 million for services rendered under the Administrative Services Agreement during 1999. The Administrative Services Agreement, which expires on December 31, 1999, provides for annual renewals for consecutive one-year terms, subject to approval by a majority of Archstone's Outside Trustees. The Administrative Services Agreement can be modified or terminated by Archstone at any time with 90 days' notice.

Protection of Business Agreement

   Archstone and Security Capital are parties to a Protection of Business Agreement (the "Protection of Business Agreement"), which prohibits Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, substantially the same services as those previously provided by the REIT Manager and other entities affiliated with Security Capital to any entity which owns or operates multifamily properties. The agreement does not prohibit Security Capital or its affiliates from owning any class of Archstone securities. The Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of Archstone and (ii) the percentage of outstanding voting securities of Archstone owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the Board. Subject to earlier termination pursuant to the preceding sentence, the Protection of Business Agreement will terminate on September 9, 2000.

AMERITON

   In September 1998, PTR Development Services Incorporated merged with and into AMERITON Properties Incorporated ("AMERITON"), a corporation which opportunistically invests in real estate assets with shorter expected holding periods. Archstone has a 95% economic interest in AMERITON. A charitable trust and limited liability company collectively own the remaining 5% of the economic interest in AMERITON. Archstone has made equity investments of approximately $29.5 million in AMERITON and the charitable trust and the limited liability company have made equity investments in the aggregate of $1.6 million. The limited liability company has agreed to invest up to an additional $4 million in AMERITON in conjunction with additional investments by Archstone which will maintain Archstone's 95% economic interest.

   The outstanding shares of AMERITON Class A Common Stock (the "Class A Shares"), which are voting shares and are held by the trust and the limited liability company, and the outstanding shares of Class B Common Stock (the "Class B Shares"), which are non-voting shares and are held by Archstone, are the only outstanding equity securities of AMERITON, and have equivalent rights, on a per share basis, to dividends. In addition, the AMERITON Class B Shares are convertible into AMERITON Class A Shares under certain circumstances. The members of the limited liability company are Security Capital and two independent investors. Security Capital's membership interest is a non-voting interest. The limited liability company has the right (the "Put Right") to require Archstone to purchase the limited liability commpany's AMERITON Class A Shares at fair market value if Archstone converts its AMERITON Class B Shares into AMERITON Class A Shares, or sells its AMERITON Class B Shares if such sale is not approved by the limited liability company and the proposed transferee of the AMERITON Class B Shares refuses to provide the limited liability company with a Put Right on the same terms as the limited liability company has with Archstone.

   In addition to its investment in AMERITON, the limited liability company has also loaned Archstone $454,999. The loan is evidenced by a promissory note. The note is payable upon demand by the Limited Liability Company and bears interest at a rate equal to the prime rate of the Chase Bank of Texas, National Association, plus .50%.

Other Transactions with Affiliates

   As of January 27, 1999, James C. Potts resigned from the Board. Mr. Potts was elected a Trustee upon the merger of PTR and Atlantic. Mr. Potts had been Co-Chairman of Atlantic prior to the merger. Prior to the merger, Mr. Potts had purchased 89,136 shares of common stock of Atlantic for $22.4375 per share under the Atlantic 1997 Long-Term Incentive Plan, payment for which consisted of $99,999.45 in cash and a promissory note for $1,899,989.55. Atlantic had also awarded Mr. Potts options to purchase 178,272 shares of common stock of Atlantic at an exercise price of $22.4375 per share and additional options with dividend equivalent units to purchase 13,370 shares of common stock of Atlantic at an exercise price of $22.4375 per share. The Atlantic options and shares of common stock of Atlantic were exchanged for Archstone options and Common Shares at the same exercise price upon the consummation of the merger. Upon Mr. Potts' resignation as a Trustee, Archstone redeemed his Common Shares, options and dividend equivalent units, and in consideration for such redemption cancelled the $1,899,989.55 promissory note and paid Mr. Potts $550,000.

   Security Capital has made two loans to R. Scot Sellers, the first in 1995 and the second in 1997. Under the terms of the first promissory note, Security Capital loaned Mr. Sellers $249,997, which amount is due on the earlier of January 4, 2005 or 120 days after Mr. Sellers is no longer an officer of Archstone. Under the terms of the second promissory note, Security Capital loaned Mr. Sellers $100,000, which amount is due on the earlier of January 10, 2005 or 120 days after Mr. Sellers is no longer an officer of Archstone. Interest on the unpaid balance of both notes accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of 90 days or less, in effect from time to time, plus 0.25%, and is payable semiannually. The loans were used by Mr. Sellers to purchase Common Shares.

   Constance B. Moore, a Trustee, is a party to three loans with Security Capital aggregating $586,007. On September 1, 1993, Security Capital entered into an unsecured, fully recourse promissory note with Ms. Moore. Under the terms of such promissory note, Security Capital loaned Ms. Moore $117,250, which amount has been paid down to $72,382, with this amount due on September 1, 2003. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus 0.25%, and is payable annually on each January 4. The proceeds of such promissory note were used by Ms. Moore to purchase Security Capital common stock. On March 31, 1995, Security Capital entered into a secured, fully recourse promissory note with Ms. Moore, then a Managing Director of Property Trust of America, now Archstone. Under the terms of such promissory note, Security Capital loaned Ms. Moore $245,625, which amount is due on the earlier of January 4, 2005, or 120 days after Ms. Moore is no longer an officer of Archstone or an affiliate thereof. Interest on the unpaid balance accrued at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus 0.25%, and is payable semiannually on each January 4 and July 4. The proceeds of such promissory note were used by Ms. Moore to purchase common shares of Archstone. The promissory note is secured by 15,000 Common Shares of Archstone owned by Ms. Moore. In April 1999, Ms. Moore repaid this loan. On May 10, 1996, Security Capital entered into an unsecured, fully recourse promissory note with Ms. Moore, who at the time was Co-Chairman and Chief Operating Officer of Atlantic. Under the terms of such promissory note, Security Capital loaned Ms. Moore $250,000, which amount is due on the earlier of January 5, 2006, or 120 days after Ms. Moore is no longer an officer of Archstone or an affiliate thereof. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus 0.25%, and is payable semiannually on each January 5 and July 5. The proceeds of such promissory note were used by Ms. Moore to purchase common shares of Atlantic, which are now Common Shares.

   Archstone has loans outstanding with executive officers as follows: Mr. Sellers, $1,900,000; Mr. Whelan, $1,805,000; Mr. Freeman, $949,994; and Mr.
Banks, $807,500. Each loan is full recourse to the executive officer, the proceeds of each loan was used to purchase Common Shares and is secured by the purchased Common

Shares. The loans bear interest at the lower of 6.0% per annum or the dividend yield of a Common Share determined based on the fair market value of a Common Share on the purchase date and have a ten-year term. The loans will become due and payable (i) immediately upon the sale of the purchased Common Shares or Archstone's termination of the executive officer's employment for cause, (ii) 180 days after Archstone's termination of the executive officer's employment following a change in control, (iii) 365 days after termination of the executive officer's employment by reason of death, disability or retirement or
(iv) 90 days after termination of the executive officer's employment for any other reason. The loans were used to purchase Common Shares under the share purchase program under the Incentive Plan.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires Archstone's Trustees, officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the SEC Commission and to send copies of those reports to Archstone. Based solely on a review of those reports and amendments thereto furnished to Archstone and on written representations of certain of those persons that they were not required to file certain of those reports, Archstone believes that no such person failed to file any such report on a timely basis during 1998, except that Richard O. Campbell filed a late initial report; John C. Schweitzer filed one late report with respect to six transactions; and John T. Kelley, III filed one late report with respect to one transaction.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The Board has selected KPMG LLP, certified public accountants, who have served as auditors for Archstone since 1980, to serve again as the auditors of Archstone's books and records for the coming year. A representative of KPMG LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

   Archstone's 1998 Annual Report, which includes financial statements, has previously been mailed to shareholders or is being mailed to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                             SHAREHOLDER PROPOSALS

   Any proposal by a shareholder of Archstone intended to be presented at the 2000 annual meeting of shareholders must be received by Archstone at its principal executive offices not later than January 14, 2000, for inclusion in Archstone's proxy statement and form of proxy relating to that meeting.

   In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Archstone's bylaws. Archstone's bylaws require that all shareholders who intend to make proposals at an annual shareholders' meeting submit their proposals to Archstone during the period 60 to 90 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 2000 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by Archstone between March 16 and April 16, 2000.

                                 OTHER MATTERS

   Archstone is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                                          Jeffrey A. Klopf
                                          Secretary

May 14, 1999

                          ARCHSTONE COMMUNITIES TRUST


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
                        OF ARCHSTONE COMMUNITIES TRUST


     The undersigned shareholder of Archstone Communities Trust, a Maryland real estate investment trust ("Archstone"), hereby appoints R. Scot Sellers, Charles
E. Mueller, Jr. and Jeffrey A. Klopf, and each of them, as proxy for the undersigned, with full power of substitution to attend the Annual Meeting of Shareholders of Archstone to be held on Wednesday, June 16, 1999, at 10:30 a.m., mountain time, at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237 and at any adjournment(s) or postponement(s) thereof, and to vote and otherwise represent all the shares that the undersigned is entitled to vote with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner as further described in the accompanying Proxy Statement. The undersigned hereby revokes any proxy previously given with respect to such shares.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying proxy statement.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" ITEM 1 ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.


--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                           Please mark you vote as indicated in this example [X]

The election of each nominee for Trustee to serve until the annual meeting of shareholders in 2002, and their successors are duly elected and qualify -- James
A. Cardwell; James H. Polk, III; and John C. Schweitzer.

   FOR ALL      WITHHELD FROM  (INSTRUCTION: To withhold authority to vote for
  NOMINEES      ALL NOMINEES   any individual nominee, write that nominee's name
    [_]             [_]        in the space provided below.)

                               ------------------------------------------------
To vote and otherwise represent the shares          MARK HERE IF YOU PLAN
on any other matters which may properly come        TO ATTEND THE MEETING [_]
before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.


                            Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give the full title under signature.


                            ----------------------------------------------------
                                                Signature

                            ----------------------------------------------------
                                          Signature, if held jointly


                             Dated:                                      , 1999
                                   --------------------------------------


--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .


                              [Logo of Archstone]

                          Archstone Communities Trust
                        Annual Meeting of Shareholders

                               ADMISSION TICKET

                           Wednesday, June 16, 1999
                          10:30 a.m. (Mountain Time)
                           Hyatt Regency Tech Center
                            7800 East Tufts Avenue
                            Denver, Colorado 80237